Exhibit 99.1

News Release
Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release: Immediately
Date: January 4, 2011
Contact: Clemente Teng
(818) 244-8080, Ext. 1141

Harvey Lenkin Retires From Public Storage Board

GLENDALE, California—Public Storage (NYSE:PSA) announced today that Harvey Lenkin has retired from the Board of Trustees of Public Storage effective January 3, 2011 after nearly 20 years of service on the Board.  Mr. Lenkin also served in a wide variety of executive positions with the Company from 1978 until his retirement as President in 2005.

“Harvey joined Public Storage in 1978 at a time when we operated just 36 self-storage facilities and later was named President and a member of the Board in 1991. During his 32 years of service in management and on the Board, Harvey was a key contributor in building Public Storage into the world's largest self-storage company, with over 2,000 self-storage facilities, more than 4,900 employees and a market capitalization of over $20 billion," said Ronald L. Havner, Jr., President and Chief Executive Officer of Public Storage.

Harvey was a multi-talented executive and an incredible fund-raiser at a time when the Company needed capital to grow. He quickly became the face of Public Storage on Wall Street.  His many significant contributions to the success of Public Storage include:  the completion of our first preferred stock issuance in 1992, his laying the foundation for our affiliated company, PS Business Parks, to become a public company in 1998 and consummation of the merger with Shurgard in 2005.  After retiring from management, Harvey continued to share his counsel and deep knowledge of the self-storage business with the Board.

Harvey has been a trusted advisor to the Company and the Board for many years and a major contributor to the present-day success of the Company. We wish Harvey the best in his retirement from the Board. We will miss his insight and counsel, his deep knowledge of the self-storage business and the leadership he provided to the Board.

Company Information

Public Storage, a member of the S&P 500, The Forbes Global 2000 and FT Global 500, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At September 30, 2010, the Company had interests in 2,044 self-storage facilities located in 38 states with approximately 129 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 21 million rentable square feet of commercial space, primarily flex, multi-tenant office and industrial space, at September 30, 2010.

Additional information about Public Storage is available on the Internet.  The Company’s web site is www.publicstorage.com.

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